Exhibit 99.1

FINAL NEWS RELEASE for August 3, 2006, at 7:30 am EDT

Contact:	Allen & Caron Inc
	Michael Lucarelli (investors)	Len Hall (media)
	212-691-8087	949-474-4300
	m.lucarelli@allencaron.com	len@allencaron.com

DIGITAL ANGEL CORPORATION ANNOUNCES 2006 SECOND QUARTER,
SIX-MONTH RESULTS

Quarterly Revenues Strong in Companion Pets and Livestock

SO. ST. PAUL, MN (August 3, 2006) … Digital Angel Corporation (Amex:DOC), an advanced technology company in the field of rapid and accurate identification, location tracking and condition monitoring of high-value assets, today announced that revenues were $13.0 million for the second quarter ended June 30, 2006 and $28.8 million for the first six months ended June 30, 2006.  The Company reported a net loss of $2.1 million, or $0.05 loss per share, for the second quarter of 2006, compared with a net loss of $891,000 or $0.02 loss per share, in the same period of 2005.

President and CEO Kevin N. McGrath said the declines were seasonal and temporary in nature and consistent with the Company’s expectations.  Mr. McGrath also noted that the Company’s 2005 results included significant revenue from the Company’s London-based Signature division’s SARBE® unit including an $8.0 million contract to deliver search and rescue beacons to the Indian government which was completed in May 2005.  Additionally, current period results were affected by investment in start-up activities in South America.

The highlights of the second quarter and first six months of 2006 included:

•                  Revenues in the Animal Applications segment for the first six months of 2006 increased by 19.5 percent over the prior year period.

•                  OuterLink subsidiary awarded 12-month, $3.2 million contract from South Carolina Air National Guard for satellite-based flight tracking system.

•                  Company granted government approval to sell the Company’s visual and electronic RFID tags in Chile.

•                  Received $800,000 order from the United Kingdom Ministry of Defense for replacement batteries for the SARBE® 7 Search and Rescue Beacon.

•                  Signature Industries received approval from Cospas-Sarsat for a new, lighter, more secure emergency location transmitter.

•                  Granted U.S. patent for its Bio-Thermo® (temperature-sensing) implantable RFID microchip to determine the body temperature of host animal.

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Subsequent to the end of the second quarter, are the following highlights:

•                  Additional $350,000 battery order placed in July for the SARBE 7 Search and Rescue Beacon.

•                  In July, began manufacturing electronic and visual tags in Argentina.

•                  On August 1st, the U.S. Department of Agriculture approved Digital Angel as the first livestock RFID tagging system to win government approval to protect the health of the national meat supply chain.

•                  Company received from the U.S. Air Force notice of award of a contract to develop a new air crew survival radio which will be compatible with 406 MHz radio frequency to be implemented in 2009.  The Company is awaiting final contract from the U.S. Air Force.

“We spent much of the first half of 2006 building momentum for what we think will be a strong second half of the year,” McGrath said. “Our Animal Applications segment enjoyed its second strong quarter in a row.  This division also produced increases in sales over a small base of visual and electronic tags and sales in South America. We also had important contributions this quarter from our Signature Industries and OuterLink subsidiaries, which won important contracts that should allow us to book revenue throughout the year. We believe that we remain poised to grow this year and beyond thanks to expanding business segments located all over the world.”

Revenue for the first six months of 2006 was $28.8 million with a net loss of $2.7 million, or $0.06 loss per share, compared to revenue of $28.3 million with a net loss of $1.4 million, or $0.03 loss per share in the first six months of 2005.

Revenue for the Company’s Animal Applications segment was $8.4 million in this year’s second quarter compared to $8.3 million in the prior year period.  Sales to livestock and companion animal customers were up $0.7 million and $0.4 million, respectively, offset by decreased sales of $1.1 million to fish and wildlife customers.  For the first six months of 2006, revenues were up 19.5 percent to $19.9 million compared to $16.6 million for the first six months of 2005.

In the GPS and Radio Communications segment, revenue for this year’s second quarter was $4.6 million compared to $6.5 million in the second quarter of 2005. For the first six months of 2006, revenues were $8.9 million compared to $11.6 million for the first six months of 2005.  Revenue for the GPS and Radio Communications segment is down in the three and six months ended June 30, 2006 due to the May 2005 completion of the SARBE G2R contract with India, as previously reported.  McGrath noted that the GPS and Radio Communications segment has executed well this year and has received important orders including a $3.2 million contract with the South Carolina Air National Guard that is expected to increase revenue in the latter half of 2006.

Chief Financial Officer James P. Santelli noted that as of June 30, 2006, the Company’s balance sheet showed cash of $7.1 million, total assets of $88.6 million, long term debt and notes payable of $3.6 million and total stockholders’ equity of $71.8 million.

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“Financially we remain on very solid footing and we believe we are positioned to expand in the second half of 2006 and take advantage of opportunities that arise,” Santelli said.

Results Conference Call

A conference call for institutional investors to discuss the results for the second quarter of fiscal year 2006 will take place Thursday, Aug. 3 at 11:00 a.m. EDT, and will be broadcast live over the Internet. The live webcast may be accessed by visiting the Company’s site at www.DigitalAngelCorp.com or www.vcall.com. Web participants should go to the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archive will be available immediately and continue for seven days.

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of pets, fish, humans, poultry and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors. Digital Angel Corporation is majority-owned by Applied Digital Inc. (Nasdaq:ADSX). For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

TABLES FOLLOW

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

Condensed Balance Sheets

(in thousands)

	As of June 30, 2006	As of December 31, 2005

Total Current Assets	$26,965	$30,818
Property and Equipment, net	8,341	8,602
Goodwill	51,197	48,491
Other Intangible Assets, net	1,723	1,813
Other Assets, net	389	483
Total Assets	$88,615	$90,207

Total Current Liabilities	$11,143	$12,401
Long Term Debt and Notes Payable	3,577	3,656
Other Long Term Liabilities	1,553	1,086
Minority Interest	550	618
Stockholders’ Equity	71,792	72,446
Total Liabilities and Stockholders’ Equity	$88,615	$90,207

Statement of Operations Data

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005

Total Net Revenue	$12,956	$14,860	$28,778	$28,263
Gross Profit	5,062	6,640	11,838	12,635
Selling, General and Administrative Expenses	6,003	6,118	12,235	11,446
Research and Development Expenses	1,151	1,119	2,341	2,205
Operating Loss	(2,092)	(597)	(2,738)	(1,016)
Net Loss	(2,124)	(891)	(2,710)	(1,384)

Net Loss per Common Share -Basic and Diluted	$(0.05)	$(0.02)	$(0.06)	$(0.03)
Weighted Average Common Shares Outstanding-Basic and Diluted	44,286	43,917	44,097	43,792

Selected Cash Flow Data

(in thousands)

	For the Six Months Ended June 30,
	2006	2005

Net Cash Used in Operating Activities	$(1,843)	$(1,378)
Net Cash Used in Investing Activities	(1,633)	(1,772)
Net Cash Provided By (Used In) Financing Activities	491	(1,734)
Net Decrease in Cash	(2,958)	(4,830)

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